Exhibit 10.1

SEVENTH LOAN MODIFICATION AGREEMENT

This Seventh Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of       4/20       , 2016, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and IMPRIVATA, INC., a Delaware corporation, with its chief executive office located at 10 Maguire Road, Lexington, Massachusetts 02421 (“Borrower”).

1.      DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of January 30, 2009, evidenced by, among other documents, a certain Loan and Security Agreement dated as of January 30, 2009, between Borrower and Bank, as amended by a First Loan Modification and Reinstatement Agreement dated as of April 26, 2010, as further amended by a Second Loan Modification Agreement dated as of May 24, 2011, and as further amended by a certain Third Loan Modification and Reinstatement Agreement dated as of December 12, 2012, as further modified by a certain Fourth Loan Modification and Reinstatement Agreement dated as of February 27, 2014 (the “Fourth Loan Modification”), as further amended by a certain Fifth Loan Modification Agreement dated as of February 19, 2015, and as further amended by a certain Sixth Loan Modification Agreement dated as of April 28, 2015 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.      DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.      DESCRIPTION OF CHANGE IN TERMS.

A.	Modification to Loan Agreement. Effective as of April 25, 2016, the Loan Agreement shall be amended by deleting the following definition, appearing in Section 13.1 thereof:

“          “Revolving Line Maturity Date” is April 25, 2016.”

and inserting in lieu thereof the following:

“          “Revolving Line Maturity Date” is April 24, 2017.”

4.      FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to Sixty Thousand Dollars ($60,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.      RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of December 12, 2012, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof except as set forth on Schedule 3 to the Fourth Loan Modification.

6.      CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.      RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8.      NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

9.      CONT1NUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10.    COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

IMPRIVATA, INC.		SILICON VALLEY BANK

By:	/s/ Jeff Kalowski	By:	/s/ Frank Groccia

Name:	Jeff Kalowski	Name:	Frank Groccia

Title:	CFO	Title:	Vice President

SVB›Silicon Valley Bank

A Member of SVB Financial Group

SECRETARY’S CORPORATE BORROWING CERTIFICATE

BORROWER:	Imprivata, Inc.	DATE:	4/20	, 2016
BANK:	Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1.   I am the Secretary of Borrower.

2.   Borrower’s exact legal name is set forth above. Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

3.   Except as set forth on Exhibit A, the Fifth Amended and Restated Certificate of Incorporation delivered by Borrower to Bank in connection with the Sixth Loan Modification Agreement dated as of April 28, 2015 has not been amended, annulled, rescinded, revoked or supplemented, and remains in full force and effect as of the date hereof.

4.   Except as set forth on Exhibit B, the Amended and Restated By-Laws delivered by Borrower to Bank in connection with the Sixth Loan Modification Agreement dated as of April 28, 2015 have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

5.   The persons named below are now and have been duly qualified and acting officers of Borrower, duly elected to the office as set forth opposite their respective names and the signatures set forth opposite their respective names and offices are their respective genuine signatures:

Name	Title	Signature
Jeff Kalowski	CFO	/s/ Jeff Kalowski

Kevin Johnson	VP & Corp. Controller	/s/ Kevin Johnson

James Hall	VP, Finance	/s/ James Hall

6.   The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation of same from Borrower.

BE IT RESOLVED, that any one (1) of the above named officers or employees of Borrower, acting for and on behalf of Borrower, are authorized and empowered:

Borrow Money. To borrow from time to time from Silicon Valley Bank (“Bank”), on such terms as may be agreed upon between the officers of Borrower and Bank, such sum or sums of money as in their judgment should be borrowed.

Execute Loan Documents. To execute and deliver to Bank the loan documents of Borrower at such rates of interest and on such terms as may be agreed upon, evidencing the sums of money so borrowed or any indebtedness of Borrower to Bank, and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancing, consolidations, or substitutions for one or more of the loan documents, or any portion of the loan documents.

Grant Security. To grant a security interest to Bank in any of Borrower’s assets, which security interest shall secure all of Borrower’s obligations to Bank.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to Borrower or in which Borrower may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of Borrower with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Foreign Exchange Contracts. To execute and deliver foreign exchange contracts, either spot or forward, from time to time, in such amount as, in the judgment of the officer or officers herein authorized.

Issue Warrants. To issue warrants to purchase Borrower’s capital stock, for such class, series and number, and on such terms, as an officer of Borrower shall deem appropriate. Upon such issuance the requisite number of shares of Borrower’s capital stock will be automatically reserved for the exercise of such warrants to purchase stock.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements, including agreements waiving the right to a trial by jury, as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these resolutions shall remain in full force and effect and Bank may rely on these resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of Borrower’s agreements or commitments in effect at the time notice is given.

IN WITNESS WHEREOF, I have executed this Secretary’s Corporate Borrowing Certificate on behalf of Borrower in my capacity as Secretary as of the    20th    day of    April   , 2016.

CERTIFIED TO AND ATTESTED BY:

By:	/s/ John Milton
Name:	John Milton
Title:	Secretary

* If the Secretary executing above is designated by the resolutions set forth above as one of the authorized signing officers, this Secretary’s Corporate Borrowing Certificate must also be signed by a second authorized officer or director of Borrower.

I, the CFO of Borrower, hereby certify as to paragraphs I through 6 above, as of the date set forth above.
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By:	/s/ Jeff Kalowski
Name:	Jeff Kalowski
Title:	CFO

SILICON VALLEY BANK

INVOICE FOR LOAN CHARGES

BORROWER:	IMPRIVATA, INC.

LOAN OFFICER:	Mr. Frank Groccia

DATE:		, 2016

Modification Fee	$ 60,000.00

TOTAL FEES DUE	$ 60,000.00

Please indicate method of payment:

{    } A check for the total amount is attached.

{    } Debit DDA _____________ for the total amount.

{    } Loan proceeds

[signature page follows]

IMPRIVATA, INC.

By:	/s/ Jeff Kalowski
Name:	Jeff Kalowski
Title:	CFO

SILICON VALLEY BANK

By:
Name:
Title:

1965982.1